FOR IMMEDIATE RELEASE
October 26, 2012

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES THIRD QUARTER 2012 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“Bank” or “FHLBNY”) today released its unaudited financial highlights for the quarter ended September 30, 2012.

“Throughout the first nine months of 2012, the experienced and talented team at the FHLBNY has continued to act on our mission of providing our members with the liquidity they need to help meet the needs of the communities they serve,” said Alfred A. DelliBovi, president and CEO of the Bank. “Our performance in the third quarter is reflective of the strength the FHLBNY has exhibited throughout 2012 as we work together with our region’s local lenders to stabilize our recovering economy.”

Highlights from the third quarter of 2012 include:

•	Net income for the quarter was $88.4 million, an increase of $52.7 million, or 148 percent, from net income of $35.7 million for the third quarter of 2011. Return on average equity (“ROE”) for the quarter was 6.42 percent, compared to ROE of 2.72 percent for the third quarter of 2011. The year-over-year increase in net income was due, in part, to stronger net interest income during the period, as well as fair value gains from hedging activities.

•	Net income for the first nine months of 2012 was $276.9 million, an increase of $116.9 million, or 73.1 percent, from $160.0 million for the same period in 2011.

•	As of September 30, 2012, total assets were $107.1 billion, an increase of $4.7 billion, or 4.6 percent, from total assets of $102.4 billion at June 30, 2012. As of September 30, 2012, advances were $77.9 billion, an increase of $253.9 million from $77.6 billion at June 30, 2012.

•	As of September 30, 2012, total capital was $5.5 billion, an increase of $15.4 million, or 0.28 percent, from June 30, 2012. In addition, the Bank’s unrestricted retained earnings grew during the quarter by $19.7 million to $785.4 million as of September 30, 2012. The Bank also increased its restricted retained earnings by $17.7 million during the quarter to $79.4 million as of September 30, 2012. At September 30, 2012, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The Bank currently expects to file its Form 10-Q for the third quarter of 2012 with the U.S. Securities and Exchange Commission on or before November 9, 2012.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves over 330 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Banks is to support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.